                                                                      EXHIBIT 12

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

                                           THREE MONTHS ENDED            SIX MONTHS ENDED
                                              DECEMBER 31,                 DECEMBER 31,
                                        -----------------------       -----------------------
                                          2003           2002           2003           2002
                                        --------       --------       --------       --------
Income (loss) before income taxes
     and minority interest              $ (7,080)      $(12,375)      $(13,235)      $(13,502)
Interest expense                           4,039          3,221          7,459          6,010
Interest portion of rent expense             160            209            329            417
                                        --------       --------       --------       --------
  EARNINGS                              $ (2,881)      $ (8,945)      $ (5,447)      $ (7,075)
                                        ========       ========       ========       ========

Interest expense                        $  4,039       $  3,221       $  7,459       $  6,010
Interest capitalized                          19            203             37            310
Interest portion of rent expense             160            209            329            417
Preferred share accretion                      -            744              -          1,443
                                        --------       --------       --------       --------
  FIXED CHARGES                         $  4,218       $  4,377       $  7,825       $  8,180
                                        ========       ========       ========       ========

RATIO OF EARNINGS TO FIXED CHARGES             -              -              -              -
                                        ========       ========       ========       ========

For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized, the portion of rental expense that is representative of interest, and preferred share accretion. For the three months ended December 31, 2003, earnings were inadequate to cover fixed charge requirements by $7,099. For the three months ended December 31, 2002, earnings were inadequate to cover fixed charge requirements by $13,322. For the six months ended December 31, 2003, earnings were inadequate to cover fixed charge requirements by $13,272. For the six months ended December 31, 2002, earnings were inadequate to cover fixed charge requirements by $15,255.